FIRST AMENDMENT TO
AGREEMENT FOR PURCHASE AND SALE OF REALY PROPERTY

THIS FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (this “Amendment”), is made this February 28, 2012, by and among, AR CAPITAL, LLC, a Delaware limited liability company, formerly known as American Realty Capital II, LLC, (“Buyer”) and THE PARTIES IDENTIFIED ON SCHEDULE “A” of the Agreement as hereinafter defined (individually a “Seller” collectively, the “Sellers”).

WHEREAS, Buyer and Sellers entered into that certain Agreement for Purchase and Sale of Real Property, with an Effective Date of February 8, 2012 (the “Agreement”) , with regard to the Property, more particularly described in the Agreement. Buyer and Seller wish to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promise contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that the Agreement shall be amended as follows:

1.	Closing. Notwithstanding anything in the Agreement to the contrary nor any other agreements or understandings to the contrary between Buyer and Seller, the Closing shall occur on or before May 15, 2012.

2.	Due Diligence Period. Notwithstanding anything in the Agreement to the contrary nor any other agreements or understandings to the contrary between Buyer and Seller, the Due Diligence Period shall expire at 11:59 p.m. Eastern Time on March 9, 2012.

3.	Seller Reimbursement. At Closing, Buyer shall reimburse Seller for actual third party, out of pocket expenses incurred related to the extension of the closing date from March 15, 2012 to May 15, 2012, including but not limited to, lender, lender legal, lender administrative and lender processing, not to exceed $150,000 in the aggregate (“Seller Extension Expenses”). Seller shall provide Buyer with documentation to support any such expenses prior to Closing. If the Buyer terminates this Agreement in accordance with the provisions of Agreement after the expiration of the Due Diligence Period for any reason other than a Seller default, Buyer shall reimburse Seller for the Seller Extension Expenses within 10 days of receipt of written documentation supporting the requested Seller Extension Expenses reimbursement. This provision shall expressly survive the Closing or termination of the Agreement.

4.	Miscellaneous. Except as expressly modified hereby, the terms of the Agreement as previously amended, shall remain in full force and effect as written. Any capitalized term used in this Agreement and not otherwise defined herein, shall have the meaning ascribed to such term in the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together shall constitute on agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first set forth above.

SELLER:

THE PARTIES IDENTIFIED ON SCHEDULE “A”

By: DAVENPORT EXCHANGE, L.L.C., a Delaware limited liability company

By: INLAND PRIVATE CAPITAL CORPORATION, a Delaware corporation, its sole member, as Attorney in Fact under written power or attorney which signs on their behalf

By:	/s/ Rahul Sehgal
Name: Rahul Sehgal
Title: Senior Vice President

BUYER

AR CAPITAL, LLC, a Delaware limited liability company

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: President